Exhibit 99.1

Syros Reports Fourth Quarter and Full Year 2017 Financial Results and Highlights Recent Accomplishments and Anticipated Milestones

Announced Global Collaboration with Incyte to Use Propriety Gene Control Platform to Identify Novel Therapeutic Targets in Myeloproliferative Neoplasms

Announced Closing of $46 Million Public Offering of Common Stock, Including Full Exercise of Underwriters’ Option to Purchase Additional Shares

Presented Initial Clinical Data from Ongoing Phase 2 Trial of SY-1425 Showing Biological and Clinical Activity as Single Agent in Genomically Defined AML and MDS Patients and Supporting Combination Strategy

Initial Data from Combination Arms of Phase 2 Trial of SY-1425 and Dose Escalation Portion of Phase 1 Trial of SY-1365 Expected in Fourth Quarter of 2018

CAMBRIDGE, Mass., March 12, 2018 — Syros Pharmaceuticals (NASDAQ: SYRS), a biopharmaceutical company pioneering the discovery and development of medicines to control the expression of genes, today reported financial results for the fourth quarter and year ended December 31, 2017 and provided an update on recent accomplishments and planned upcoming events.

“2017 was an important year for Syros, marked by clinical and preclinical data for SY-1425 and SY-1365 that lay a clear path forward for the further development of both programs,” said Nancy Simonian, M.D., Chief Executive Officer of Syros. “Additionally, our pioneering gene control platform continued to deliver, enabling us to expand our early-stage pipeline in cancer and monogenic diseases and enter into a collaboration with Incyte designed to allow us to benefit patients with diseases beyond our current areas of focus. We built on our strong foundation, adding to the leadership team and fortifying our cash position to fund our planned operations into 2020 and drive SY-1425 and SY-1365 to key value inflection points. As we enter 2018, we believe we are well-positioned to execute on our near-term and long-term goals to achieve our vision of becoming a fully integrated biopharmaceutical company with medicines that provide a profound and durable benefit for patients.”

Upcoming Milestones

•                  Syros plans to report clinical data in the fourth quarter of 2018 from a cohort in its ongoing Phase 2 trial evaluating SY-1425 in combination with azacitidine in RARA and IRF8 biomarker-positive newly diagnosed acute myeloid leukemia (AML) patients who are not suitable candidates for standard chemotherapy.

•                  Syros plans to report clinical data in the fourth quarter of 2018 from a pilot cohort in its ongoing Phase 2 trial evaluating SY-1425 in combination with daratumumab in RARA and IRF8 biomarker-positive relapsed or refractory AML and higher-risk myelodysplastic syndrome (MDS) patients.

•                  Syros plans to open expansion cohorts in mid-2018 in its ongoing Phase 1 trial of SY-1365 evaluating it as a single agent and in combination with carboplatin in multiple ovarian cancer patient populations. Based on emerging preclinical data showing anti-tumor activity of SY-1365 in hormone receptor-positive (HR-positive) breast cancer models, the Company announced today that it also plans to add an expansion cohort evaluating SY-1365 in combination with fulvestrant in HR-positive metastatic breast cancer patients who progress after treatment with a CDK4/6 inhibitor plus an aromatase inhibitor.

•                  Syros plans to report clinical data in the fourth quarter of 2018 from the dose escalation portion of its ongoing Phase 1 trial of SY-1365 in advanced solid tumor patients.

•                  Syros plans to select a new development candidate from its preclinical pipeline by the end of 2018.

Recent Platform and Pipeline Highlights

•                  In January 2018, Syros announced that the U.S. Patent and Trademark Office issued two patents covering methods for stratifying patients with AML and MDS for treatment with SY-1425.

•                  In January 2018, Syros announced a clinical supply agreement with Janssen Research and Development. Under the terms of the agreement, Janssen is supplying daratumumab for the combination dosing cohort in biomarker-positive relapsed or refractory AML and higher-risk MDS patients in Syros’ ongoing Phase 2 trial of SY-1425.

•                  In December 2017, Syros presented initial clinical data from its ongoing Phase 2 trial of SY-1425 in biomarker-positive patients with AML and MDS at the American Society of Hematology (ASH) Annual Meeting, showing biological and clinical activity as a single agent and supporting ongoing development of SY-1425 in combination with other therapies:

•                  Clinical activity was observed in 43% of evaluable relapsed or refractory AML and higher-risk MDS patients, including improvement in blood counts and reductions in bone marrow blasts.

•                  Myeloid differentiation was observed, including the induction of CD38 in 85% of evaluable patients.

•                  SY-1425 generally well-tolerated with chronic, daily dosing with the majority of adverse events being low grade.

•                  In December 2017, Syros presented new preclinical data on SY-1365 at ASH. The data showed anti-tumor activity in leukemia and lymphoma cell lines and in vivo models of AML. Additionally, the data pointed to a potential biomarker of response to SY-1365 and demonstrated synergistic activity with venetoclax, a BCL2 inhibitor, in preclinical AML models.

•                  In December 2017, Syros presented new preclinical data on SY-1365 at the San Antonio Breast Cancer Symposium (SABCS). The data demonstrated anti-tumor activity across a broad panel of breast cancer cell lines and pointed to potential biomarkers of response. Syros also presented on its analysis of regulatory regions of the genome in cancer stem cell-enriched triple negative breast cancer (TNBC) cell lines, which revealed key genes that may be involved in driving disease relapse and metastasis in TNBC and suggest potential new targets for future drug discovery and development.

Recent Corporate Highlights

•                  Syros today announced the appointment of Joseph J. Ferra as Chief Financial Officer.

•                  In January 2018, Syros announced the closing of an underwritten public offering of 4,816,753 shares of common stock at a public offering price of $9.55 per share, including the exercise in full by the underwriters of their option to purchase additional shares of common stock. Syros received aggregate gross proceeds of approximately $46 million, before deducting underwriting discounts and commissions and estimated offering expenses. In connection with the offering, Incyte Corporation, exercised its right to purchase shares of Syros common stock directly from the company at the public offering price, in a concurrent private placement, resulting in proceeds of approximately $1.4 million.

•                  In January 2018, Syros announced a global target discovery and validation collaboration with Incyte focused on myeloproliferative neoplasms (MPNs). Under the terms of the agreement, Syros will use its proprietary platform to identify novel therapeutic targets with a focus in MPNs. Incyte has options to obtain exclusive worldwide rights to intellectual property resulting from the collaboration for up to seven validated targets and, upon exercise of its options, will have exclusive worldwide rights to develop and commercialize any therapies under the collaboration that modulate those validated targets. Incyte paid Syros $10 million in upfront cash and purchased a total of $10 million in Syros common stock at a price of $12.61 per share. In addition, Syros could receive up to $54 million from Incyte in target validation and option exercise fees and up to $115 million in potential development, regulatory and commercial milestone payments per target for up to seven validated targets, plus low single-digit royalties on sales of products that result from the collaboration.

•                  In November 2017, Syros announced the appointment of Jeremy P. Springhorn, Ph.D., as Chief Business Officer.

Fourth Quarter 2017 Financial Results

Cash, cash equivalents and marketable securities as of December 31, 2017 were $72.0 million, compared with $83.6 million on December 31, 2016. Cash, cash equivalents and short-term investments as of December 31, 2017 do not include the aggregate gross proceeds of approximately $46 million from Syros’ underwritten public offering of common stock, which closed in February 2018, the $1.4 million in proceeds from the private placement of stock with Incyte concurrent with the public offering, or the $10 million upfront payment and purchase of $10 million in Syros common stock received in January 2018 in connection with entry into the collaboration with Incyte.

For the fourth quarter of 2017, Syros reported a net loss of $15.3 million, or $0.58 per share, compared to a net loss of $11.0 million, or $0.47 per share, for the same period in 2016. Stock-based compensation included in the net loss was $1.3 million for the fourth quarter of 2017, compared to $0.7 million for the same period in 2016.

•                  Research and development (R&D) expenses were $11.8 million for the fourth quarter of 2017, as compared to $8.4 million for the same period in 2016. Stock-based compensation included in R&D expenses was $0.5 million for the fourth quarter of 2017, compared to $0.2 million for the same period in 2016.

•                  General and administrative (G&A) expenses were $3.7 million for the fourth quarter of 2017, as compared to $2.9 million for the same period in 2016. Stock-based compensation included in G&A expenses was $0.8 million for the fourth quarter of 2017, compared to $0.5 million for the same period in 2016.

Full Year 2017 Financial Results

For the full year ended December 31, 2017, net loss was $54.0 million, or $2.13 per share, as compared to a net loss of $47.7 million, or $4.05 per share, for the same period in 2016.

Stock based compensation included in the net loss was $4.4 million for the year ended December 31, 2017, compared to $4.2 million for the same period in 2016.

•                  R&D expenses were $41.9 million for the year ended December 31, 2017, as compared to $37.8 million for the same period in 2016. The increase was due to an increase in expenses from third parties that conduct research and development and preclinical activities on our behalf, including an increase in clinical development costs for SY-1425 and SY-1365, offset by a decrease in preclinical development work for SY-1365 as toxicology studies were completed and the Phase 1 clinical trial was initiated. Stock-based compensation included in R&D expenses was $1.7 million for the year ended December 31, 2017, compared to $3.0 million for the same period in 2016.

•                  G&A expenses were $13.9 million for the year ended December 31, 2017, as compared to $10.5 million for the same period in 2016.  The increase was largely due to an increase in employee-related costs, including salary, benefits and stock-based compensation, as well as increased consulting, licensing, and professional fees to support the overall growth of the Company. Stock-based compensation included in G&A expenses was $2.7 million for the year ended December 31, 2017, compared to $1.2 million for the same period in 2016.

Financial Guidance

Based on its current plans, Syros believes that its cash, cash equivalents and short-term investments as of December 31, 2017, together with cash received in connection with entry into the collaboration with Incyte and the underwritten public offering and concurrent private placement of common stock that closed in February 2018, will be sufficient to enable it to fund its planned operating expense and capital expenditure requirements into 2020.

About Syros Pharmaceuticals

Syros is pioneering the understanding of the non-coding region of the genome to advance a new wave of medicines that control expression of genes. Syros has built a proprietary platform that is designed to systematically and efficiently analyze this unexploited region of DNA in human disease tissue to identify and drug novel targets linked to genomically defined patient populations. Because gene expression is fundamental to the function of all cells, Syros’ gene control platform has broad potential to create medicines that achieve profound and durable benefit across a range of diseases. Syros is currently focused on cancer and monogenic diseases and is advancing a growing pipeline of gene control medicines. Syros’ lead drug candidates are SY-1425, a selective RARα agonist in a Phase 2 clinical trial for genomically defined subsets of patients with acute myeloid leukemia and myelodysplastic syndrome, and SY-1365, a selective CDK7 inhibitor in a Phase 1 clinical trial for patients with advanced solid tumors. Led by a team with deep experience in drug discovery, development and commercialization, Syros is located in Cambridge, Mass.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s ability to achieve its near- and long-term goals; its ability to advance its clinical-stage programs, including the reporting of clinical data from the combination cohorts of the ongoing Phase 2 clinical trial of SY-1425 and the dose escalation phase of the

SY-1365 clinical trial in the fourth quarter of 2018, and the initiation of expansion cohorts of SY-1365 in ovarian and breast cancer in mid-2018; the selection of a development candidate for IND-enabling studies during 2018; the Company’s ability to expand its early pipeline in cancer and monogenic diseases; the benefits of the Company’s target discovery collaboration with Incyte; the Company’s ability to fund its planned operations into 2020; and the benefits of Syros’ gene control platform. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including Syros’ ability to: advance the development of its programs, including SY-1425 and SY-1365, under the timelines it projects in current and future clinical trials; demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; replicate scientific and non-clinical data in clinical trials; successfully develop a companion diagnostic test to identify patients with the RARA and IRF8 biomarkers; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; obtain and maintain necessary regulatory approvals; identify, enter into and maintain collaboration agreements with third parties, including its ability to perform under the collaboration agreement with Incyte; manage competition; manage expenses; raise the substantial additional capital needed to achieve its business objectives; attract and retain qualified personnel; and successfully execute on its business strategies; risks described under the caption “Risk Factors” in Syros’ Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission; and risks described in other filings that Syros makes with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Syros expressly disclaims any obligation to update any forward-looking statements, whether because of new information, future events or otherwise.

Syros Pharmaceuticals, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31, 2017	December 31, 2016
Cash, cash equivalents and marketable securities	$72,049	$83,593
Working capital(1)	60,746	75,941
Total assets	78,488	91,323
Total stockholders’ equity	65,324	80,602

Syros Pharmaceuticals, Inc.

Condensed consolidated statements of operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$—	$317	$1,101	$317
Operating expenses:
Research and development	11,780	8,443	41,896	37,817
General and administrative	3,740	2,919	13,891	10,463
Total operating expenses	15,520	11,362	55,787	48,280
Loss from operations	(15,520)	(11,045)	(54,686)	(47,963)

Other income, net	218	80	676	220
Net loss	$(15,302)	$(10,965)	$(54,010)	$(47,743)
Accrued dividends on preferred stock	—	—	—	(3,681)
Net loss applicable to common stockholders	$(15,302)	$(10,965)	$(54,010)	$(51,424)

Net loss per share applicable to common stockholders - basic and diluted	$(0.58)	$(0.47)	$(2.13)	$(4.05)

Weighted-average number of common shares used in net loss per share applicable to common stockholders - basic and diluted	26,316,550	23,374,734	25,406,845	12,696,414

(1)  The Company defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements for further details regarding its current assets and current liabilities.

Media Contact:

Naomi Aoki

Syros Pharmaceuticals

617-283-4298

naoki@syros.com

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com